EVCI CAREER COLLEGES[LOGO]

                                                                    EXHIBIT 10.2

                                            September 29, 2005

Joseph J. Looney
Three Farmview Drive
Dix Hills, New York 11746

Dear Joe:

      Upon the termination of your employment by you for "good reason" (as defined below) or by EVCI or its successor for any reason, (except as provided below) following the sale of EVCI, you shall be paid the higher of (i) the compensation or other benefits you are entitled to under any written employment agreement between you and EVCI Career Colleges Holding Corp.("EVCI"); or (ii) six month's salary as a severance payment. This payment shall be made to you at the same rate as your salary was being paid prior to your employment termination. This shall include, without cost to you, that EVCI will arrange to provide you with medical and dental insurance benefits substantially similar to those which you are receiving prior to termination for a period of six months.

      The sale of EVCI means (i) a sale of all or substantially all of EVCI's assets, or (ii) the issuance by EVCI of shares of voting securities in one transaction or series of related transactions constituting more than fifty percent of EVCI's voting securities after giving effect to such issuance or
(iii) a merger or consolidation of EVCI where EVCI is not the surviving entity.

      You should not be entitled to such payment and benefits if your employment is terminated for cause, as that term is defined in your Employment Agreement dated September 29, 2005.

      Good reason shall have the same meaning as in your written employment agreement with EVCI. Good reason shall also include termination of your employment by you, upon ten days prior written notice, in the event the location of your place of employment is changed to a location that is more than a 30-mile radius from Getty Square in Yonkers, New York, following the sale of EVCI. Furthermore, the failure of the purchaser of all or substantially all of EVCI's assets to assume this agreement shall also constitute a good reason.

      You will be entitled to be paid your legal fees and disbursements, in connection with and if you prevail, with respect to the enforcement of your rights under this agreement following a refusal to honor such rights.

      This agreement shall inure to the benefit of, and be binding upon, your personal or legal representative and your heirs and EVCI's successors and assigns.

                                    Sincerely yours,

                                    /s/ Dr. John J. McGrath
                                    -----------------------
                                    Dr. John J. McGrath
                                    Chief Executive Officer & President

Agreed:/s/ Joseph J. Looney
       --------------------
       Joseph J. Looney


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                           www.evcicareercolleges.com